Prospectus Supplement No. 1

Filed Pursuant to
Rule 424 (b) (3) and (c)
File No. 333-87394

20,732,000 SHARES

LYNX THERAPEUTICS, INC.

COMMON STOCK

     This prospectus supplement supplements the prospectus, dated May 13, 2002, of Lynx Therapeutics, Inc. relating to the offering and sale by selling stockholders of Lynx (or by donees, pledgees, transferees and other successors in interest that receive such shares as a gift, pledge, partnership distribution or other non-sale transfer) of up to 20,732,000 shares of our common stock, which includes 6,132,000 shares of common stock issuable to the selling stockholders upon the exercise of warrants to purchase common stock. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK.
SEE “RISK FACTORS” BEGINNING ON PAGE 2 OF THE PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is August 29, 2002.

     The table and related notes appearing in the prospectus, dated May 13, 2002, under the heading “Selling Stockholders” is superseded by the following table and related notes as of August 29, 2002:

Selling Stockholders

	Shares Beneficially					Shares Beneficially
	Owned Prior to the					Owned After the
	Offering			Number of		Offering (1)
				Shares Being
Name	Number		Percent	Offered		Number	Percent

Horizon Waves & Co.	3,500,000	(2)	11.9%	3,500,000		0	0
Perceptive Life Sciences Master Fund Ltd.	2,660,000	(3)	9.1%	2,660,000		0	0
Seneca Capital International, Ltd.	1,960,000	(4)	6.8%	1,960,000		0	0
H&Q Healthcare Investors	1,577,400	(5)	5.5%	1,352,400		225,000	*
Bear Stearns Securities Corp. Inc.	1,260,000	(6)	4.4%	900,000	(7)	0	0
V4 Partners, L.P.	1,120,000	(8)	3.9%	1,120,000		0	0
H&Q Life Science Investors	1,051,600	(9)	3.7%	901,600		150,000	*
FBR Private Equity Fund, L.P.	875,000	(10)	3.1%	875,000		0	0
Seneca Capital L.P.	840,000	(11)	2.9%	840,000		0	0
Millennium Global Offshore, LTD	816,200	(12)	2.8%	816,200		0	0
PW Eucalyptus Fund, L.L.C	567,000	(13)	2.0%	567,000		0	0
Craig C. Taylor	531,439	(14)	1.9%	88,200		443,239	1.6%
Winchester Global Trust Co. Ltd as trustee for Caduceus Capital Trust, Ltd.	518,000	(15)	1.8%	518,000		0	0
The Shaar Fund, Ltd.	455,000	(16)	1.6%	455,000		0	0
FNY Millennium Partners, LP	408,800	(17)	1.6%	408,800		0	0
William K. Bowes, Jr.	362,963	(18)	1.3%	177,800		185,163	*
Piedmont Partners	315,000	(19)	1.1%	315,000		0	0
Stratford Partners, L.P.	315,000	(20)	1.1%	315,000		0	0
Friedman, Billings, Ramsey & Co., Inc.	292,000	(21)	1.0%	652,000	(22)	0	0
Caduceus Capital II, LP	245,000	(23)	*	245,000		0	0
M&M Arbitrage Offshore, Ltd.	239,400	(24)	*	239,400		0	0

2.

Selling Stockholders

	Shares Beneficially				Shares Beneficially
	Owned Prior to the				Owned After the
	Offering			Number of	Offering (1)
				Shares Being
Name	Number		Percent	Offered	Number	Percent

Alan W. Steinberg Limited Partnership	210,000	(25)	*	210,000	0	0
J. Steven Emerson, IRA II c/o Bear Stearns Securities Corp. Inc., Custodian	210,000	(26)	*	210,000	0	0
M&M Arbitrage Fund II, LLC	208,600	(27)	*	208,600	0	0
M&M Arbitrage, LLC	182,000	(28)	*	182,000	0	0
Osiris Investment Partners, LP	182,000	(29)	*	182,000	0	0
Radyr Investments Limited	182,000	(30)	*	182,000	0	0
Apex Limited Partners, L.P.	140,000	(31)	*	140,000	0	0
Seymour Rubinfeld	140,000	(32)	*	140,000	0	0
Bulldog Investment Partners, LP	88,333	(33)	*	88,333	0	0
PW Eucalyptus Fund, Ltd.	70,000	(34)	*	70,000	0	0
Bear Stearns Securities Corp.	56,000	(35)	*	56,000	0	0
John McClure	45,150	(36)	*	45,150	0	0
Canaccord Capital Corp.	35,000	(37)	*	35,000	0	0
Jeffrey Schnipper	35,000	(38)	*	35,000	0	0
Bulldog Investment Partners II, LP	23,667	(39)	*	23,667	0	0
Alexander Bistricer	17,850	(40)	*	17,850	0	0

Total Number of Shares Being Offered				20,732,000
Total Number of Shares Sold as of August 29, 2002				2,540,850

*	Represents less than 1%.

(1)	Assumes the sale of all shares offered hereby.

(2)	Includes 1,000,000 shares of common stock issuable upon exercise of a warrant that was purchased in the private placement.

(3)	Includes 760,000 shares of common stock issuable upon exercise of a warrant that was purchased in the private placement.

(4)	Includes 560,000 shares of common stock issuable upon exercise of a warrant that was purchased in the private placement.

3.

(5)	Includes 966,000 shares of common stock and 386,400 shares of common stock issuable upon exercise of a warrant that was purchased in the private placement.

(6)	Includes 360,000 shares of common stock issuable upon exercise of a warrant that was purchased in the private placement.

(7)	Reflects the private sale of a warrant to purchase 360,000 shares of common stock.

(8)	Includes 320,000 shares of common stock issuable upon exercise of a warrant that was purchased in the private placement.

(9)	Includes 644,000 shares of common stock and 257,600 shares of common stock issuable upon exercise of a warrant that was purchased in the private placement.

(10)	Includes 250,000 shares of common stock issuable upon exercise of a warrant that was purchased in the private placement. FBR Private Equity Fund, L.P. (“PEF”) is an equity fund limited partnership. Friedman, Billings, Ramsey Investment Management, Inc., a wholly owned subsidiary of Friedman, Billings, Ramsey Group, Inc. (“FBRG”), serves as PEF’s General Partner and in such capacity directs its investment activities. Friedman, Billings, Ramsey & Co., Inc., the sole manager for the private placement, is a wholly owned subsidiary of FBRG.

(11)	Includes 240,000 shares of common stock issuable upon exercise of a warrant that was purchased in the private placement.

(12)	Includes 233,200 shares of common stock issuable upon exercise of a warrant that was purchased in the private placement.

(13)	Includes 162,000 shares of common stock issuable upon exercise of a warrant that was purchased in the private placement.

(14)	Includes 116,243 shares of common stock, 10,000 shares of common stock issuable upon exercise of stock options and 41,092 shares of common stock issuable upon exercise of warrants held by Mr. Taylor. Also includes 364,104 shares of common stock held by Asset Management Associates 1989 L.P. Mr. Taylor, the Chairman of the Board of Lynx, is a general partner of AMC Partners 89, which is the general partner of Asset Management Associates 1989 L.P. Mr. Taylor shares the power to vote and control the disposition of shares held by Asset Management Associates 1989 L.P. and, therefore, may be deemed to be the beneficial owner of such shares. Mr. Taylor disclaims beneficial ownership of such shares, except to the extent of his pro-rata interest therein. Mr. Taylor was elected Chairman of the Board of Directors of Lynx in December 2000 and has served as a director of Lynx since March 1994.

(15)	Includes 148,000 shares of common stock issuable upon exercise of a warrant that was purchased in the private placement.

(16)	Includes 130,000 shares of common stock issuable upon exercise of a warrant that was purchased in the private placement.

(17)	Includes 116,800 shares of common stock issuable upon exercise of a warrant that was purchased in the private placement.

(18)	Includes 162,401 shares of common stock held by Mr. Bowes, 17,606 shares of common stock held by the William K. Bowes Charitable Remainder Trust, of which Mr. Bowes is Trustee, 10,000 shares of common stock issuable upon exercise of stock options held by Mr. Bowes and 50,800 shares of common stock issuable upon exercise of a warrant that was purchased in the private placement. Also includes 122,156 shares of common stock held by entities affiliated with U.S. Venture Partners IV, L.P., or U.S.V.P. IV. Mr. Bowes, a director of Lynx, is a general partner of Presidio Management Group IV, the general partner of U.S.V.P. IV. Mr. Bowes shares the power to vote and control the disposition of shares held by U.S.V.P. IV and, therefore, may be deemed to be the beneficial owner of such shares. Mr. Bowes disclaims beneficial ownership of such shares, except to the extent of his pro-rata interest therein. Mr. Bowes has served as a director of Lynx since March 1994.

(19)	Includes 90,000 shares of common stock issuable upon exercise of a warrant that was purchased in the private placement.

4.

(20)	Includes 90,000 shares of common stock issuable upon exercise of a warrant that was purchased in the private placement.

(21)	Includes 292,000 shares of common stock issuable upon exercise of a warrant that was issued as partial consideration, in addition to customary fees, for services rendered by Friedman, Billings, Ramsey & Co., Inc. as placement agent for the Company in connection with the private placement (the “Placement Agent Warrant Shares”).

(22)	Includes 360,000 shares of common stock issuable upon exercise of a warrant purchased in a private sale, in addition to the Placement Agent Warrant Shares.
(23)	Includes 70,000 shares of common stock issuable upon exercise of a warrant that was purchased in the private placement.

(24)	Includes 68,400 shares of common stock issuable upon exercise of a warrant that was purchased in the private placement.

(25)	Includes 60,000 shares of common stock issuable upon exercise of a warrant that was purchased in the private placement.

(26)	Includes 60,000 shares of common stock issuable upon exercise of a warrant that was purchased in the private placement.

(27)	Includes 59,600 shares of common stock issuable upon exercise of a warrant that was purchased in the private placement.

(28)	Includes 52,000 shares of common stock issuable upon exercise of a warrant that was purchased in the private placement.

(29)	Includes 52,000 shares of common stock issuable upon exercise of a warrant that was purchased in the private placement.

(30)	Includes 52,000 shares of common stock issuable upon exercise of a warrant that was purchased in the private placement.

(31)	Includes 40,000 shares of common stock issuable upon exercise of a warrant that was purchased in the private placement.

(32)	Includes 40,000 shares of common stock issuable upon exercise of a warrant that was purchased in the private placement.

(33)	Includes 25,238 shares of common stock issuable upon exercise of a warrant that was purchased in the private placement.

(34)	Includes 20,000 shares of common stock issuable upon exercise of a warrant that was purchased in the private placement.

(35)	Includes 16,000 shares of common stock issuable upon exercise of a warrant that was purchased in the private placement.

(36)	Includes 12,900 shares of common stock issuable upon exercise of a warrant that was purchased in the private placement.

(37)	Includes 10,000 shares of common stock issuable upon exercise of a warrant that was purchased in the private placement.

(38)	Includes 10,000 shares of common stock issuable upon exercise of a warrant that was purchased in the private placement.

(39)	Includes 6,762 shares of common stock issuable upon exercise of a warrant that was purchased in the private placement.

(40)	Includes 5,100 shares of common stock issuable upon exercise of a warrant that was purchased in the private placement.

     We may from time to time supplement or amend the prospectus to reflect the required information concerning a transferee, pledgee, donee or successor to the selling stockholders named in the prospectus.

5.